EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to Notes 1 and 10 as to which the date is June 4, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Visual Sciences, Inc.’s (formerly known as WebSideStory, Inc.) Current Report on Form 8-K dated June 8, 2007. We also consent to the reference to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Diego, California
June 4, 2007

1